Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2011 FOURTH QUARTER RESULTS

Anaheim, CA, November 3, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal fourth quarter and full-year ended September 30, 2011. Net sales in the fourth quarter of fiscal 2011 were $191.5 million, a 15.5 percent decrease from net sales of $226.7 million in the same period of the prior year, primarily due to lower sales to one key customer.

Gross margin during the fourth quarter of fiscal 2011 was 10.0 percent, compared to 14.1 percent for the same period in the prior year. The year over year decline is primarily attributable to rising labor costs in China, the appreciating Chinese yuan and higher capacity-related costs to support anticipated 2012 customer demands. Sequentially, fourth quarter gross margin was negatively impacted by lower yields due to the number of new programs being ramped, as well as costs associated with the start of a new program with the Company’s new OEM customer.

In the fourth quarter, the Company incurred approximately $3.2 million in pre-tax impairment and restructuring costs as follows:

•	$1.5 million in non-cash charges related to the decision to sell the Company’s Anaheim, California headquarters and relocate to a smaller location in Orange County, California;

•	$1.0 million in charges, of which approximately $0.8 million will result in cash expenditures, related to a headcount reduction at the Company’s headquarters; and

•	$0.7 million in non-cash charges (net), related to other facilities sold or for sale by the Company in California and Arizona.

Net income for the fourth quarter of fiscal 2011 was $2.4 million, or $0.10 per diluted share, which included after-tax impairment and restructuring costs of $2.0 million, or $0.08 per diluted share. Fiscal 2010 fourth quarter net income was $6.1 million, or $0.25 per diluted share, which included after-tax impairment and restructuring costs of $5.9 million, or $0.24 per diluted share,

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associated with the consolidation of manufacturing operations and the impairment of intangible assets resulting from a December 2008 acquisition.

Cash flows from operating activities for the fourth quarter of fiscal 2011 were $23.2 million. At September 30, 2011, the Company had cash and cash equivalents of $97.9 million, or $4.03 per diluted share.

Commenting on the fourth quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “Our revenue results were in-line with the low end of our expected range, reflecting a shift in the timing of certain new programs for two of our key customers. While we anticipated a decline in gross margin, lower sales coupled with lower than expected yields further depressed our gross margin which came in below our expectations. As these and other new programs grow in fiscal 2012, we expect to leverage increasing revenue to generate improved profitability.”

Fiscal Year 2011 Financial Highlights

For the fiscal year ended September 30, 2011, net sales increased 5.1 percent to a record $831.6 million, from $791.3 million in fiscal 2010. Fiscal 2011 net income totaled $37.9 million, or $1.56 per diluted share, which included after-tax impairment and restructuring costs totaling approximately $2.6 million, or $0.11 per diluted share. This compares to net income of $29.8 million, or $1.16 per diluted share, during the prior fiscal year, which included after-tax impairment and restructuring costs totaling approximately $9.9 million, or $0.39 per diluted share.

Non-GAAP Results

A reconciliation of GAAP net income and earnings per share to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

Share Repurchase Program

As announced in September 2011, the Company’s Board of Directors authorized a share repurchase program for up to an aggregate of 1,100,000 shares of the Company’s common stock.

During the fourth quarter of fiscal 2011, the Company repurchased approximately 50,000 shares at a weighted-average purchase price of $20.14 per share, for a total purchase price of $1.0 million.

Outlook

For the first quarter of fiscal 2012, the Company expects net sales to range between $200 and $230 million, and gross margin to range between 10 and 11 percent based on the projected product mix and sales volume.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “We are expecting a sequential increase in net sales during the first quarter of fiscal 2012 as new programs continue to

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ramp in advance of the holiday season. However, we are cautious as the recent flooding in Thailand may negatively affect our industry’s supply chain and handset assembly volumes. As a result, we anticipate our capacity utilization to temporarily remain below optimal levels which is expected to negatively impact our first quarter gross margin. Going forward in 2012, we expect to benefit from strong market share at our key customers and remain focused on continuing to diversify our customer base to grow revenue. In turn, we anticipate that increased capacity utilization, in conjunction with additional manufacturing efficiencies, will improve gross margin performance later in 2012.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2011 fourth quarter and full-year financial results. The dial-in number for the call in North America is 1-877-941-1465 and 1-480-629-9723 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4480542.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; growth;

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yields; gross margins; sales to customers and the timing of those sales; the seasonality of the Company’s business; capacity, utilization and capacity expansion; manufacturing efficiencies; future impairment and restructuring charges; share repurchase plans; product mix; seasonal demand; market share; and programs and the ramping thereof. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, including the recent flooding in Thailand, competition, pricing pressures and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Net sales	$191,499	$226,715	$831,561	$791,339
Cost of sales	172,330	194,688	726,850	678,294

Gross profit	19,169	32,027	104,711	113,045
Operating expenses:
Research and development	2,525	3,717	10,485	14,455
Sales and marketing	5,930	6,458	25,189	24,086
General and administrative	5,320	6,016	18,788	21,625
Impairment and restructuring	3,187	6,111	4,186	11,376

Total operating expenses	16,962	22,302	58,648	71,542

Operating income	2,207	9,725	46,063	41,503
Other income (expense), net:
Interest income	224	165	875	535
Interest expense	(124)	(115)	(472)	(782)
Other income (expense), net	222	(267)	564	472

Income before income taxes	2,529	9,508	47,030	41,728
Provision for income taxes	(152)	(3,371)	(9,157)	(11,953)

Net income	$2,377	$6,137	$37,873	$29,775

Net income per share:
Basic	$0.10	$0.25	$1.58	$1.18
Diluted	$0.10	$0.25	$1.56	$1.16
Shares used in computing net income per share:
Basic	24,096	24,351	24,027	25,203
Diluted	24,318	24,669	24,336	25,607

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2011	September 30, 2010
Cash and cash equivalents	$97,890	$99,875
Short-term investments	—	14,991
Accounts receivable, net	150,507	149,469
Inventories	87,166	76,933
Other current assets	17,836	13,712

Total current assets	353,399	354,980
Property, plant and equipment, net	244,026	185,282
Other assets	28,320	22,059

Total assets	$625,745	$562,321

Accounts payable	$162,790	$156,910
Other current liabilities	31,544	32,049

Total current liabilities	194,334	188,959
Other long-term liabilities	15,328	11,830
Stockholders’ equity	416,083	361,532

Total liabilities and stockholders’ equity	$625,745	$562,321

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$2,377	$6,137	$37,873	$29,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,813	10,198	45,530	44,457
Provision for doubtful accounts and returns	831	4,125	9,925	7,781
Deferred taxes	(2,926)	(1,784)	(3,128)	(1,644)
Stock-based compensation expense	1,197	429	4,170	4,723
Asset impairments	2,385	4,438	3,384	7,912
Loss (gain) on disposal of equipment	194	(3)	427	(292)
Changes in operating assets and liabilities	7,359	(22,141)	(37,816)	(25,840)

Net cash provided by operating activities	23,230	1,399	60,365	66,872
Cash flows from investing activities
Sales of investments	—	12,261	14,991	18,457
Purchase of Investments	—	(14,993)	—	(19,989)
Purchases of property and equipment	(26,226)	(20,832)	(79,772)	(59,923)
Proceeds from sale of property and equipment	786	868	1,387	2,321

Net cash used in investing activities	(25,440)	(22,696)	(63,394)	(59,134)
Cash flows from financing activities
Proceeds from exercise of stock options	—	50	1,250	1,910
Income tax benefit related to stock option exercises	117	960	133	1,069
Repayments of long-term debt	—	—	—	(11,144)
Tax withholdings for net share settlements of equity awards	(13)	(54)	(1,328)	(1,302)
Repurchase of common stock	(1,007)	(30,782)	(1,931)	(39,059)

Net cash used in financing activities	(903)	(29,826)	(1,876)	(48,526)
Effect of exchange rate changes on cash	995	741	2,920	942

Net decrease in cash	(2,118)	(50,382)	(1,985)	(39,846)
Cash and cash equivalents at beginning of period	100,008	150,257	99,875	139,721

Cash and cash equivalents at end of period	$97,890	$99,875	$97,890	$99,875

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected

Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
GAAP net income	$2,377	$6,137	$37,873	$29,775
Stock-based compensation	1,313	1,388	4,303	5,793
Impairment and restructuring	3,187	6,111	4,186	11,376
Income tax effect of non-GAAP adjustments	(1,640)	(757)	(2,930)	(3,726)

Non-GAAP net income	$5,237	$12,879	$43,432	$43,218

GAAP diluted earnings per share	$0.10	$0.25	$1.56	$1.16
Effect of non-GAAP adjustments on diluted earnings per share	0.12	0.27	0.22	0.53

Non-GAAP diluted earnings per share	$0.22	$0.52	$1.78	$1.69

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,318	24,669	24,336	25,607

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including asset impairments, one-time termination benefits and other restructuring-related costs. Management excludes these amounts when evaluating its core operating activities and for strategic decision making and forecasting of future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations, provides investors with a more meaningful way of evaluating the Company’s current operating performance.

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